Galena Biopharma Reports Second Quarter 2016 Financial Results and Provides a Corporate Update

•	Advancing GALE-401 (Anagrelide CR) into a pivotal trial for the treatment of essential thrombocythemia

•	Closing NeuVax Phase 3 PRESENT trial

•	NeuVax combination trials with trastuzumab continue

•	Webcast and conference call scheduled for today at 2:00 p.m. P.T. / 5:00 p.m. E.T.

San Ramon, California, August 9, 2016 - Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of hematology and oncology therapeutics that address unmet medical needs, today reported its financial results for the quarter ended June 30, 2016.

As announced on June 29, 2016, Galena discontinued its NeuVax™ (nelipepimut-S) Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial due to futility in accordance with the recommendation from the Independent Data Monitoring Committee (IDMC). With support from outside experts, the Company conducted a thorough investigation of the trial that confirmed the IDMC recommendation and found no evidence of a systemic reversal of the treatment arms, as suggested by the IDMC letter dated June 27, 2016. As a result, Galena is closing the PRESENT trial.

“While we are clearly disappointed in the outcome of the PRESENT trial, we are fortunate to have a diversified, robust pipeline which includes GALE-401 that we are advancing into late stage development,” said Mark W. Schwartz, Ph.D., President and Chief Executive Officer. “We plan to meet with the FDA by the end of the year to discuss our Phase 2/3 clinical trial design for GALE-401. We expect to initiate a pivotal trial in the first half of 2017 addressing an unmet medical need in patients with essential thrombocythemia.”

Dr. Schwartz continued, “We remain committed to the prevention of recurrence in breast, ovarian, and endometrial cancers. We have shared the PRESENT information with our investigators for the NeuVax plus trastuzumab combination trials in breast cancer, and those trials are continuing as planned. The first data presentation of the interim safety analysis from the HER2 1+/2+ patients will be at the European Society for Medical Oncology Congress in October. Our GALE-301 and GALE-302 trials are also ongoing with multiple data presentations expected this year.”

Galena will host a webcast and conference call today at 2:00 p.m. P.T./5:00 p.m. E.T. to discuss its financial and business results. The live webcast will include slides that can be accessed on the Company's website under the Investors section/Events and Presentations: http://investors.galenabiopharma.com/events.cfm. The conference call can be accessed by dialing (844) 825-4413 toll-free in the U.S., or (973) 638-3403 for participants outside the U.S. The Conference ID number is: 51743330. The archived webcast replay will be available on the Company's website for one year.

FINANCIAL REVIEW

Operations

Operating loss from Galena’s development programs and general and administrative expenses, classified as continuing operations, during the three months ended June 30, 2016 was $9.3 million, including $0.6 million in non-cash stock-based compensation, compared to an operating loss from continuing operations of $9.1 million, including $0.4 million in non-cash stock-based compensation for the same period in 2015. Operating loss for the first half of 2016 was $18.3 million, including $1.3 million in non-cash stock-based compensation, compared to an operating loss from continuing operations of $18.0 million, including $0.8 million in non-cash stock-based compensation for the same period in 2015.

Income from continuing operations for Q2 2016 was $8.3 million, or $0.05 per basic and diluted share, including $17.6 million in non-operating income. Loss from continuing operations for Q2 2015 was $13.5 million, or $0.08 per basic and diluted share, including a $4.3 million non-cash loss on the change in the warrant liability. Loss from continuing operations for the first half of 2016 was $4.8 million, or $0.03 per basic and diluted share, including $13.4 million in non-operating income. Loss from continuing operations for the first half of 2015 was $21.8 million, or $0.15 per basic and diluted share, including a $3.1 million non-cash loss on the change in the warrant liability.

The increase in Galena's net non-operating income during the three and six months ended June 30, 2016 compared to the three and six months ended June 30, 2015 was largely due to two factors: a significant decrease in the estimated fair value of warrants accounted for as liabilities driven by the decline in Galena's common stock price; and, the significant decrease in the fair value of the contingent purchase price liability for NeuVax given the decision to terminate the PRESENT study. This increase in net non-operating income is reflected as a non-cash gain in the consolidated financial statements. Management believes the most relevant measure of our performance is operating loss and loss from discontinued operations. The non-cash gains in non-operating income were partially offset by $1.8 million in opt-out litigation settlements that were paid in July 2016, with $1.65 million paid in shares of common stock and $0.15 million paid in cash.

Loss from discontinued operations from Galena's former commercial business for Q2 2016 was $2.9 million, or $0.02 per basic and diluted share, compared to $2.2 million, or $0.02 per basic and diluted share, for the same period of 2015. Loss from discontinued operations for the first half of 2016 was $6.3 million, or $0.03 per basic and diluted share, compared to $4.4 million, or $0.03 per basic and diluted share, for the same period of 2015.

Net income for Q2 2016 was $5.4 million, or $0.03 per basic and diluted share, compared to net loss of $15.7 million, or $0.10 per basic and diluted share, for the same period of 2015. Net loss for the first half of 2016 was $11.1 million, or $0.06 per basic and diluted share, compared to $26.2 million, or $0.18 per basic and diluted share, for the same period of 2015.

Cash and Cash Equivalents

Galena had cash and cash equivalents of approximately $19.6 million as of June 30, 2016, compared with $29.7 million as of December 31, 2015. The decrease of approximately $10.1 million in cash and cash equivalents from December 31, 2015 to June 30, 2016 was attributable primarily to $24.7 million used in operating activities, $1.1 million in selling expenses related to the sale of the Company’s commercial products, and $4.8 million in payments on long-term debt. The decrease was partially offset by $20.2 million in net proceeds from issuance of common stock and warrants to purchase common stock in January 2016.

Subsequent to quarter end, on July 13, 2016, Galena closed the sale to certain institutional investors of common stock in a registered direct offering, and warrants to purchase common stock in a concurrent private placement. The net proceeds to Galena, after deducting placement agent fees and estimated offering expenses, were approximately $11.7 million.

Additionally, on May 10, 2016, Galena entered into a Securities Purchase Agreement with JGB Newton Ltd. to sell $25.5 million principal amount of Debentures. The Debentures include a 6.375% original issue discount, and, after broker and other expenses, net proceeds were approximately $23.4 million. The net proceeds are currently restricted cash, and Galena is in discussions with the holder of the Debentures to modify the agreement.

SECOND QUARTER AND RECENT ACTIVITIES

Clinical Development

Discontinued NeuVax Phase 3, PRESENT Interim Analysis based on Independent Data Monitoring Committee Recommendation
On June 24, 2016, the IDMC met to conduct a pre-planned safety and futility analysis of the Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node- Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial. On June 29, 2016, the Company announced the IDMC recommendation to stop the trial for futility. The Company immediately stopped the PRESENT trial, and initiated an investigation into the causes of the recommendation.

Presented GALE-401 Combined Safety Data at the European Hematology Association 21st Congress. A total of six trials have been run with GALE-401, five Phase 1 trials in healthy volunteers (N=98), and one Phase 2 single arm, open label pilot study in patients with myeloproliferative neoplasms (MPNs) (N=18). The poster, entitled, “Anagrelide Controlled

Release (GALE-401) Safety Profile Consistently Well Tolerated in Myeloproliferative Neoplasms Patients and Healthy Volunteers” was designed to characterize the safety profile of GALE-401 in all subjects treated to date. The results demonstrated that GALE-401 is well tolerated in MPN patients as well as in healthy volunteers and predominantly mild to moderate toxicities were observed that did not reveal any unexpected adverse events.

Received Two Orphan Drug Designations for GALE-301 and GALE-301/GALE-302
The U.S. Food and Drug Administration granted two orphan-drug designations for Galena’s two cancer immunotherapy peptides derived from Folate Binding Protein (FBP) for the treatment (including prevention of recurrence) of ovarian cancer: one for GALE-301 (E39), and one for GALE-301 (E39) and GALE-302 (E39’).

Presented GALE-301 Phase 1/2a Primary Analysis at the American Society of Clinical Oncology Annual Meeting 2016. The poster, entitled, “The primary analysis of a phase I/IIa dose finding trial of a folate binding protein vaccine, E39 + GM-CSF in ovarian and endometrial cancer patients to prevent recurrence,” demonstrated that the vaccine is well tolerated and immunogenic. In the optimal dose group, the results demonstrate potential clinical benefit for GALE-301 to prevent recurrence in these patients, and that boosters may sustain this effect.

Received Fast Track Designation for NeuVax
On June 1, 2016, Galena announced that the FDA has designated NeuVax™, combined with GM-CSF, as a Fast Track development program for the treatment of patients with early stage, node positive breast cancer with low to intermediate HER2 expression, otherwise known as HER2 1+ or 2+, following standard of care.

Presented GALE-301 Phase 1/2a Clinical Booster Data at the American Association for Cancer Research (AACR) Annual Meeting. The poster, entitled, “Comparing an attenuated booster (E39’) vs. E39 booster to potentiate the clinical benefit of the folate binding protein (FBP)-derived vaccine (E39 + GM-CSF) in a phase I/IIa trial to prevent recurrence in endometrial (EC) and ovarian cancer (OC) patients,” randomized patients to two different boosters: the wildtype peptide (GALE-301/E39), versus the attenuated peptide (GALE-302/E39’). Both peptides demonstrated the same tolerable safety profile with only Grade 1 local reactions and minimal Grade 2 toxicities.  Importantly, the percentage of patients who received two booster inoculations and remained disease free showed a statistically significantly improvement in the drug treatment arm, versus the control arm, regardless of which booster was used.

Corporate

Closed an Underwritten Public Equity Offering. On July 13, 2016, Galena closed the previously announced underwritten public offering of common stock and warrants. The net proceeds to the Company were approximately $11.7 million.

Derivative and Securities Class Action Lawsuits Granted Final Court Approval. On June 24, 2016, the U.S. District Court for the District of Oregon entered a final order and partial judgment in In re Galena Biopharma, Inc. Securities Litigation, granting final approval of the settlement. On the same day, the Court also issued an opinion and order awarding attorney’s fees of $4.5 million plus costs, which is paid out of the settlement funds. The settlement provides for a payment of $20 million to the class and the dismissal of all claims against the Company and current and former officers and directors in connection with the consolidated federal securities class actions. Of the $20 million settlement payment to the class, $16.7 million was paid by Galena’s insurance carriers and $2.3 million in cash was paid by Galena on July 1, 2016, along with $1 million in shares of common stock (480,053 shares) issued on July 6, 2016.

Appointed Mary Ann Gray, Ph.D. to the Company’s Board of Directors. Effective April 25, 2016, the Board increased the number of directors from eight to nine directors and appointed Mary Ann Gray, Ph.D. as a Class III director. Dr. Gray is President of Gray Strategic Advisors, LLC, which provides strategic advice to both public and private biotechnology companies. Previously, she worked at the Federated Kaufmann Fund focusing on both public and private healthcare investments, and was also a sell-side biotechnology analyst for nine years. Earlier in her career, Dr. Gray held scientific positions at Schering Plough and NeoRx, managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute, and worked in a hospital laboratory. Dr. Gray has a Ph.D. in Pharmacology from the University of Vermont where she focused on novel chemotherapeutic agents for the treatment of cancer, and she received her B.S. in biology from the University of South Carolina. She completed her postdoctoral work at Northwestern University Medical School and Yale University School of Medicine.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$6,175	$7,197	$11,618	$13,022
General and administrative	3,117	1,886	6,642	4,973
Total operating expenses	9,292	9,083	18,260	17,995
Operating loss	(9,292)	(9,083)	(18,260)	(17,995)
Non-operating income (expense):
Litigation settlements	(1,800)	—	(1,800)	—
Change in fair value of warrants potentially settleable in cash	14,392	(4,267)	10,520	(3,115)
Interest expense, net	(519)	(207)	(611)	(432)
Change in fair value of the contingent purchase price liability	5,497	83	5,327	(238)
Total non-operating income (expense), net	17,570	(4,391)	13,436	(3,785)
Income (loss) from continuing operations	$8,278	$(13,474)	$(4,824)	$(21,780)
Discontinued operations
Loss from discontinued operations	(2,889)	(2,186)	(6,280)	(4,417)
Net income (loss)	$5,389	$(15,660)	$(11,104)	$(26,197)
Net income (loss) per common share:
Basic and diluted net income (loss) per share, continuing operations	$0.05	$(0.08)	$(0.03)	$(0.15)
Basic and diluted net income (loss) per share, discontinued operations	$(0.02)	$(0.02)	$(0.03)	$(0.03)
Basic net income (loss) per share	$0.03	$(0.10)	$(0.06)	$(0.18)
Weighted-average common shares outstanding: basic	182,034,593	161,383,398	180,703,456	148,647,581
Weighted-average common shares outstanding: diluted	185,477,330	161,383,398	180,703,456	148,647,581

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(Amounts in thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$19,590	$29,730
Restricted cash	24,401	401
Litigation settlement insurance recovery	—	21,700
Prepaid expenses and other current assets	1,210	1,398
Current assets of discontinued operations	83	392
Total current assets	45,284	53,621
Equipment and furnishings, net	259	335
In-process research and development	12,864	12,864
GALE-401 rights	9,255	9,255
Goodwill	5,898	5,898
Deposits	218	171
Total assets	$73,778	$82,144
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,273	$1,597
Accrued expense and other current liabilities	4,703	5,292
Litigation settlement payable	5,100	25,000
Fair value of warrants potentially settleable in cash	9,264	14,518
Current portion of long-term debt	23,157	4,739
Current liabilities of discontinued operations	3,727	5,925
Total current liabilities	47,224	57,071
Deferred tax liability, non-current	5,418	5,418
Contingent purchase price consideration, net of current portion	815	6,142
Total liabilities	53,457	68,631
Stockholders’ equity	20,321	13,513
Total liabilities and stockholders’ equity	$73,778	$82,144

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of hematology and oncology therapeutics that address unmet medical needs. Galena’s pipeline consists of multiple mid-to-late-stage clinical assets led by our hematology asset, GALE-401, and our novel cancer immunotherapy programs including NeuVax™ (nelipepimut-S) and GALE-301/GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about development of our products, our future financial condition and results of operations and potential for profitability, the sufficiency of our cash resources, our ability to obtain additional equity or debt financing, possible partnering or other strategic opportunities for the development of our products, as well as other statements related to the progress and timing of our product commercialization and development activities, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2015 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.